UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):

July 10, 2012 (July 6, 2012)

High Plains Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-125068	26-3633813
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 East Lincoln St, Gillette, Wyoming

82717

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (307) 686-5030

____________________________________

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

High Plains Gas, Inc. (“High Plains Gas” or the “Company”) on March 6, 2012 issued the following as a press release:

HIGH PLAINS GAS, INC TO FOCUS ON ENERGY CONSTRUCTION SERVICES DIVISION

Gillette, WY, July 6, 2012 /Business Wire/ -- High Plains Gas, Inc. (OTC.BB: HPGS) announced today that in view of its exceptional results in its energy construction division, it has elected to temporarily shut in its natural gas production due to the substantial decrease of gas prices which have resulted in diminished profitability from that sector.  The Company has decided to redirect its resources to the substantially more profitable energy construction division to increase overall company revenues and profitability.  The Company may determine to resume its natural gas production in the near future if and when that market becomes economically viable, and market conditions have stabilized.

Brandon Hargett, CEO High Plains Gas, Inc., stated, “Miller Fabrication, our energy services construction division, continually exceeds our expectations with regards to revenues and profitability.  We believe that it is prudent to continue our focus of driving top-line revenue up by investing our resources into this segment.”

High Plains Gas Inc. is a provider of goods and services to regional end markets serving the energy industry.  We provide construction and field maintenance services primarily to the energy and energy related industries mainly located in Wyoming and North Dakota through our subsidiaries Miller Fabrication LLC, and HPG Services.  We produce natural gas from the Powder River Basin located in Northeast Wyoming through our subsidiary High Plains Gas, LLC.  For additional information on High Plains Gas, please visit the Company’s website at www.highplainsgas.com/.

Safe Harbor

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange Commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

High Plains Gas, Inc.

Date: July 10, 2012

By:

Name:

Brandon W. Hargett

Title:

Chief Executive Officer, Chief Financial Officer